EXHIBIT 99.1

Wednesday July 26, 3:58 p.m. Eastern Time

Company Press Release


Stock To Trade Under UBNT Symbol Beginning Tomorrow


IRVINE, Calif.--(BUSINESS WIRE)--July 26, 2000--IJNT.net, Inc. (NASDAQ:NM:IJNT), an emerging integrated communications provider, announced today that it has gained shareholder approval of its name change to "Universal Broadband Networks".


Trading of the Company's shares on NASDAQ under the new name and the new ticker symbol "UBNT" will commence at the opening of trading tomorrow, Wednesday, July 26, 2000. Both the parent Company and its CLEC subsidiary will continue to be popularly referred to as UBNetworks.


UBNetworks provides integrated broadband communications as a facilities-based competitive local exchange carrier, offering 21st Century communication products and services with emphasis on VoDSL technology. The Company's high-speed integrated services network will offer world-class performance from a flexible line of products and services to fit any broadband or voice need. The Company provides wired and wireless broadband communications over Digital Subscriber Line and other "last mile" technologies, offering performance many times faster than common dial-up modems, through the Company's direct response, direct sales and value-added reseller channels. The Company's customer base is expected to grow rapidly as the network is expanded multi-regionally. The Company's growth has resulted from aggressive marketing and sales, internal development, acquisitions, and strategic alliances.


This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, subscriber growth, product demand, competition, and other risks and uncertainties detailed from time to time in the company's periodic reports, including quarterly reports on Form 10-Q and annual reports on 10-K. This and additional information can be found on the company's Web site at www.ubnetworks.com or can be obtained from the company upon request.

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CONTACT:

     IJNT.net Inc.
     Investor Relations, 949/260-8100
     Fax: 261-2714
     investor.info@ijnt.net
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     www.ubnetworks.com
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     www.mrhm.net
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     www.urjet.net
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